UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2018

PIERIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
255 State Street, 9th Floor
Boston, MA 02109
United States
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: 857-246-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On October 22, 2018, the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Matthew L. Sherman, M.D., to the Board to serve as a Class III Director with a term expiring at the Company’s 2020 annual meeting of stockholders. Dr. Sherman is a physician-scientist with clinical development expertise in oncology, hematology and pulmonary diseases across large pharma, biopharma and venture-funded biotechnology startup companies. Most recently, Dr. Sherman was Executive Vice President and Chief Medical Officer at Acceleron Pharma. At Acceleron, Dr. Sherman provided executive leadership for medical research, clinical operations, including biostatistics and data and program management, clinical pharmacology, and pharmacovigilance. Before joining Acceleron in 2006, Dr. Sherman was Senior Vice President and Chief Medical Officer at Synta Pharmaceuticals, where he oversaw all therapeutic areas, including oncology, inflammatory diseases, and immunology. Previously, Dr. Sherman spent over a decade at Wyeth-Ayerst Research/Genetics Institute in numerous clinical research and development roles. Prior to his career in the pharmaceutical and biotechnology industry, Dr. Sherman spent nine years at the Dana-Farber Cancer Institute, ultimately as an Assistant Professor of Medicine. He has authored more than 250 original articles, review chapters, and abstracts, and is listed as an inventor on 11 issued patents. Dr. Sherman received a S.B. in Chemistry from Massachusetts Institute of Technology and an M.D. from Dartmouth Medical School. He completed his internal medicine residency at Georgetown University Medical Center.

In connection with Dr. Sherman's election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), the Company granted to Dr. Sherman a non-statutory stock option to purchase up to 30,000 shares of the Company’s common stock from the Company's 2018 Employee, Director and Consultant Equity Incentive Plan. The stock option will have an exercise price per share equal to $4.46, the closing price of the Company’s common stock on The Nasdaq Capital Market on October 24, 2018. The stock option will vest one year after the date of grant, subject to Dr. Sherman's continued service as a director.

In addition, Dr. Sherman's is entitled to receive an annual cash retainer of $35,000 for his service as a non-employee director of the Company pursuant to the Director Compensation Policy. Also in connection with Dr. Sherman's election to the Board, Dr. Sherman and the Company will enter into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed by the Company on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Dr. Sherman for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Dr. Sherman and any other person pursuant to which Dr. Sherman was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Sherman has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Sherman has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated October 25, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: October 25, 2018	/s/ Allan Reine
Allan Reine
Chief Financial Officer